EXHIBIT 10.5
OAKLEY, INC.
DEFERRED COMPENSATION PLAN
          Oakley, Inc. (together with its subsidiaries, the “Company”) hereby establishes the Oakley, Inc. Deferred Compensation Plan (as amended from time to time, the “Plan”), effective as of January 1, 1997.
          The purpose of the Plan is to provide an opportunity for certain officers and other employees of the Company to elect to defer a portion of the compensation payable to them by the Company. The Plan is intended as a means of maximizing the effectiveness and flexibility of the Company’s compensation arrangements, and as an aid in attracting and retaining individuals of outstanding ability for employment with the Company.
ARTICLE I — DEFINITIONS
          For purposes hereof, unless otherwise clearly apparent from the context, the following terms shall have the indicated meanings.
1.1	Account Balance: The excess, if any, of (a) (i) the aggregate Deferred Amounts credited to the Deferred Compensation Account maintained on behalf of a Participant since the date such Participant began participating in the Plan, plus (ii) any Additions with respect to such Participant’s Deferred Compensation Account, over (b) any withdrawals or other charges against the Deferred Compensation Account (including, without limitation, any withholding or other applicable taxes or charges for administering the Plan).

1.2	Additions: Interest credited by the Company to each Participant’s Deferred Compensation Account as described in Section 2.3.

1.3	Beneficiary: Any person or persons, as designated pursuant to Article 4, to whom any benefits may be payable pursuant to Section 3.3 upon the death of a Participant.

1.4	Committee: The Deferred Compensation Plan Committee or other committee appointed by the Board of Directors of the Company to administer the Plan.

1.5	Compensation: Total salary, bonuses and commissions payable or accrued by the Company for services rendered by a Participant and reportable on Form W-2 or Form 1099 as taxable income for Federal income tax purposes.

1.6	Deferred Compensation Account. A memorandum account maintained by the Company for the benefit of each Participant.

1.7	Deferred Amount: An amount credited by the Company to a Participant’s Deferred Compensation Account in lieu of payment of amounts of Compensation to such Participant.

1.8	Effective Date of the Plan: January l, 1997; provided, that no amounts of Compensation may be deferred with respect to services rendered by a Participant prior to February 1, 1997.

1.9	Participant: Any officer or other key employee of the Company designated by the Committee to be eligible for participation in the Plan and who has executed an application for participation pursuant to Section 2.1. Such individual shall first become a Participant as of the effective date of his or her initial election to defer Compensation in accordance with Section 2.1 hereof and, subject to the terms and conditions of the Plan, such individual’s status as a Participant shall continue until the date of the last payment made to or on behalf of such individual pursuant to Section 3 hereof.

1.10	Plan Year: January l to December 31; provided, that the initial Plan Year shall be February 1, 1997 to December 31, 1997.

1.11	Termination: The termination of a Participant’s employment with the Company for any reason (including but not limited to by reason of death, disability or retirement).

1.12	Termination Benefit: Has the meaning set forth in Section 3.1 hereof.

1.13	Termination Benefit Election: Has the meaning set forth in Section 3.1 hereof.
ARTICLE II — DEFERRED COMPENSATION
2.1	Eligibility and Participation: Eligibility to commence participation in this Plan shall be restricted to those officers and key employees of the Company selected for participation by the Committee.

(a)	Application. Any individual so selected shall become a Participant by filing with the Company a written application for participation in a form satisfactory to the Company within thirty (30) days of the date when he or she is first notified, in writing, that he or she is eligible to participate in the Plan. If such application is not filed within such thirty (30) day period, such individual shall not thereafter be permitted to participate in the Plan until the next opportunity generally available to all Participants to make or change their deferral elections.

(b)	Deferral Election. The Participant shall indicate, in a written form satisfactory to the Company, the percentage or amount of the Compensation otherwise payable to him or her to be deferred commencing on the first day that the Participant is eligible to defer amounts under the Plan with respect to a specific Plan Year. An election with respect to the portion of Compensation to be deferred shall be irrevocable and shall remain in effect until the earliest of (i) the end of the applicable Plan Year, (ii) the date of termination of such individual’s participation in the Plan, and (iii) the date the Plan terminates.

(c)	Deferral Percentage. Such election with respect to a Participant’s base salary and/or commissions must be a percentage or amount that would, on a projected basis, equal at least four thousand dollars ($4000) for the Plan Year with respect to which such election is being made. A separate election may be made with respect to the deferral of a portion of the Participant’s annual bonus, if any, which election may be expressed either as a percentage (which need not be the same as the percentage chosen with respect to salary and commissions) or as a fixed amount of the Participant’s annual bonus.

(d)	Deferral Maximum. The Company may establish a dollar maximum with respect to the total amount which may be deferred in any Plan Year by each Participant. The Company shall notify Participants in writing of any such maximum prior to the beginning of each Plan Year. If no such notification is given, the maximum in effect for the immediately preceding Plan Year, if any, shall apply for the new Plan Year. The maximum for the Plan Year from February 1, 1997 to December 31, 1997 shall be $150,000.

(e)	Deferral Period. Unless specified as an “In Service Distribution” as described in Section 3.2, the deferral period with respect to Deferred Amounts and any Additions in respect thereof shall extend until Termination.

2.2	No less than six (6) weeks prior to the start of each Plan Year, the Committee shall provide (i) notice to each Participant of the terms and conditions upon which deferrals may be made with respect to such Plan Year and (ii) a deferral form with which to make deferral elections for such Plan Year. Such election form must be filed at least twenty (20) days prior to the beginning of the Plan Year to which it pertains and shall be effective on the first day of the Plan Year following the filing thereof.

2.3	Interest on the Account Balance (“Additions”) shall accrue and be compounded daily and shall be credited monthly. Such accruals shall continue until such date as the Account Balance is zero.

The applicable interest rate used to calculate Additions shall be based upon an interest rate index (the “Index”) such as the “Prime Rate.” The Index in effect for a Plan Year shall be determined as of the December 1st immediately prior to the beginning of such Plan Year and shall correspond to the index or other measure used to determine the highest rate of interest paid by the Company under its principal banking agreement in effect as of such date. Should no principal banking agreement be in effect on the first day of December preceding any Plan Year, the Committee shall select an Index to be applied under this Section 2.3. During the 1997 Plan Year, the Index shall be the “Prime Rate” as published in the Wall Street Journal.

The actual interest rate used to calculate Additions shall be adjusted, based on the Index for the Plan Year then in effect, as of the first day of each calendar quarter of such Plan Year. Notwithstanding the foregoing, the applicable interest rate shall not at any time not be less than four percent (4%) per annum.

2.4	A Participant shall continue to be eligible to defer amounts of Compensation under the Plan until the earliest date on which any of the following events occurs:

(a) The Plan is terminated;

(b) There occurs a Termination of the Participant;

(c) The Committee makes a determination that the Participant is no longer eligible to continue to defer amounts under the Plan;

(d)	The Participant incurs a disability and has received benefits under the Company’s long-term disability plan for at least six (6) months; or

(e)	The Participant provides notice to the Company, as provided in Section 2.7, that he or she does not want to continue participation in the Plan for one or more years.
2.5	Should a Participant’s eligibility to defer amounts under the Plan be discontinued under Section 2.4, he or she may not be eligible to re-commence deferrals under the Plan except upon prior approval by the Committee.

2.6	In the event a Participant is granted a leave of absence by the Company, no additional Deferred Amounts shall be credited to the Participant’s Account Balance for the duration of the period of such leave. However, Additions shall continue to be so credited during such period. Such leave of absence shall not entitle the Participant to distribution of his or her Termination Benefit.

2.7	A Participant may notify the Company, in advance and in writing, that he or she does not wish to defer any Compensation under the Plan for a period of one or more years. Such notice shall not entitle the Participant to distribution of his or her Termination Benefit.
ARTICLE III — PAYMENT OF PLAN BENEFITS
3.1	Termination Benefit: Upon a Participant’s Termination, the Participant shall be entitled to receive a distribution of the Participant’s Account Balance (the “Termination Benefit”).

Except as otherwise provided in this Article III, pursuant to the Participant’s Termination Benefit Election (as defined below), the Termination Benefit shall be paid either (i) in a lump sum within thirty (30) days following the Participant’s Termination, (ii) in five annual installments or (iii) in ten annual installments (each, a “Standard Distribution Option”). Should annual installments be selected, the first such payment shall be made within thirty (30) days following Termination.

As of the date a Participant commences participation in the Plan, the Participant shall elect a Standard Distribution Option (a “Termination Benefit Election”). The Termination Benefit Election may only be changed once a year thereafter, effective as of the first day of the next

Plan Year beginning after the date of such election. The Termination Benefit Election shall not be binding unless made at least one full year prior to the date of Termination. If the Participant should retire within one year of commencing participation in the Plan, or if no Termination Benefit Election is otherwise in effect, the Termination Benefit shall be payable by lump sum, regardless of any Termination Benefit Election made by the Participant.

The Company shall furnish to the Participant the appropriate form for making the Termination Benefit Election. This form shall be furnished at the time the Participant commences participation in the Plan, and at least thirty (30) days before the start of each subsequent Plan Year.

In the event the Participant chooses to receive the Termination Benefit in installments over a period of five years, the first payment would be equal to one-fifth of the full value of the Deferred Compensation Account as of the date of such payment. The installment payment to be made the following year would be equal to one-fourth of the value of the Deferred Compensation Account as of the date of such payment (including any Additions credited to the remaining balance since the date of the first payment), and so forth. A similar payment schedule would apply to a Termination Benefit payable in installments over a ten-year period. Such method of payment is referred to herein as the “Installment Method.”

3.2	In Service Distribution: Notwithstanding Section 3.1, Participants may make an irrevocable election, at the time specified in Section 2.1 or Section 2.2 for Deferred Amount elections or changes, to receive all or any part of their Deferred Amount for any Plan Year, together with Additions with respect thereto, in the form of an “In Service Distribution” in a lump sum or in installments during a specified year or term of not more than four years prior to Termination; provided, that the deferral period for an In Service Distribution must be no less than three (3) years following the end of the Plan Year as to which the election relates; and provided, further, that In Service Distributions shall be permitted to commence only as of the first day of a calendar quarter. Amounts payable in installments over a specified term of years shall be paid pursuant to the Installment Method described in Section 3.1.

Notwithstanding the foregoing, in the event of a Participant’s Termination prior to distribution of amounts otherwise payable pursuant to an In Service Distribution election, the Participant’s Termination Benefit Election shall take precedence over the In Service Distribution election as of the date of Termination.

3.3	Death Benefit: If a Participant should die at a time when the Participant’s Account Balance is greater than zero, then, notwithstanding any prior election by the Participant to receive the Termination Payment in a series of annual installments, the Participant’s Beneficiary or Beneficiaries shall be paid an amount equal to the value of the Participant’s Account Balance as of the date of death, in a lump sum, as soon as administratively feasible in accordance with Section 6.4.

3.4	Withdrawal: At any time prior to Termination, a Participant may make a one-time irrevocable election to withdraw all (but not less than all) of the Participant’s then Account Balance (a “Withdrawal”); provided, that the amount payable to any Participant making a Withdrawal shall be reduced by six (6) percent of the Account Balance as of the date of the Withdrawal, such amount to be forfeited to the Company; and provided, further, that from and after the date notice of the Withdrawal is provided to the Company, the Participant making the Withdrawal shall no longer be eligible to defer amounts under or otherwise participate in the Plan. The date of the Withdrawal shall be as soon as administratively practicable following the Company’s receipt of notice from the Participant requesting the Withdrawal.
ARTICLE IV — BENEFICIARIES
4.1	At the time participation in the Plan commences, each Participant shall designate on a form satisfactory to the Company one or more Beneficiaries to receive any benefits which may become payable hereunder in the event of the Participant’s death (“Beneficiary Designation”). A Beneficiary Designation may be changed by a Participant at any time upon written notice to the Company.

4.2	If the Participant shall have made more than one Beneficiary Designation, the Beneficiary Designation most recently filed with the Company prior to the time of the Participant’s death shall govern.

4.3	If any amounts under the Plan become payable following the Participant’s death at a time when no Beneficiary Designation is applicable, such payments shall be made in a lump sum (a) to the Participant’s then living spouse, if any; or (b) if none, then to such person or persons, including the Participant’s estate, as the Participant may designate under his or her last Will, making specific reference hereto; or (c) if the Participant is not survived by a spouse or shall fail to so designate such person or persons by Will, then such payments shall be made to the then living children of the Participant, if any, in equal shares; and (d) if none, then in one lump sum to the Participant’s estate.

ARTICLE V — AMENDMENT AND TERMINATION OF PLAN
5.1	Amendment and Termination: The Company reserves the right to amend in whole or in part, in writing, or to terminate this Plan at any time, with or without notice; provided, however, that no such action shall reduce the value of a Participant’s Account Balance accrued prior to the date of any such amendment or termination.

If the Plan is amended in such a way that the rate of interest to be credited on the Account Balance or on future Deferred Amounts, as described in Section 2.3, would be less than four percent (4%) per year, the Plan shall be terminated as of the date of such amendment and the value of each Participant’s Account Balance shall be distributed, in a lump sum, within 30 days of any such amendment.

Notwithstanding the foregoing, the Plan shall not be terminated if, as an alternative means of calculating Additions, the Plan is amended to permit Participants to select from among one or more hypothetical investment funds in which their Deferred Amounts or Account Balances would be deemed to be invested.

5.2	In the event of a Change in Control of the Company, as described below, the Plan shall be terminated as of the effective date of such event. The Account Balance of each Participant shall then be paid, in a lump sum, within 30 days following the date of the Change of Control unless the successor or surviving corporation shall agree in writing to continue the Plan on terms at least as favorable to Participants as in effect immediately prior to the Change in Control.

For the purpose of this Plan, a “Change in Control” shall be deemed to have occurred if:
     (i) Any “person,” as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Company; any trustee or other fiduciary holding securities under an employee benefit plan of the Company; Jim Jannard, Mike Parnell, their affiliates, spouses, widows, lineal descendants and heirs, devisees and donees, and trusts created by Jim Jannard or Mike Parnell for the benefit of such persons; or any company owned, directly or indirectly, by all the stockholders of the Company in substantially the same proportions as their ownership of the Company’s common stock (each such person an “Excluded Person”)), is or becomes after the Effective Date of the Plan the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company) representing 25% or more of the combined voting power of the Company’s then outstanding securities; or
     (ii) During any period of two consecutive years (not including any period prior to the Effective Date of the Plan), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii) or (iv)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof; or
     (iii) The stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company at least 75% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (other than an Excluded Person) acquires more than 25% of the combined voting power of the Company’s then outstanding securities shall not constitute a Change in Control; or
     (iv) The stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets;
provided, however, that no event shall be deemed to be a Change in Control if, immediately following such event, Jim Jannard, Mike Parnell, their affiliates, spouses, widows, lineal descendants and heirs, devisees and donees, and trusts created by Jim Jannard or Mike Parnell for the benefit of such persons shall together be the beneficial owners of 50% or more of the then outstanding shares of the common stock of the Company or any successors.
ARTICLE VI — MISCELLANEOUS
6.1	Insurance: The Company may purchase one or more insurance policies on the life of a Participant as a means of providing, in whole or in part, for the payment of benefits hereunder. However, in such event neither the Participant, his or her designated Beneficiary nor any other beneficiary shall have any rights whatsoever therein or in the proceeds therefrom. The Company (or any “Rabbi Trust” (as described in Section 6.5) formed in connection with this Plan) shall be the sole owner and beneficiary of any such insurance policy and shall possess and may exercise all incidents of ownership therein. No such policy, policies or other property shall be held in any trust for the Participant, Beneficiary or any other person or as collateral security for any obligation of the Company hereunder. This Plan shall under no circumstances be deemed to constitute a contract of insurance.

6.2	No Contract of Employment: The Plan shall under no circumstances be deemed to have any effect upon the terms or conditions of employment of any officer or other employee of the Company whether or not he or she is a Participant hereunder. Neither the offering of the Plan, the payment of any expenses, costs or benefit amounts associated with the Plan, nor any documents prepared in connection with the Plan shall be construed as having created a contract of employment between the Participant and the Company.

6.3	Benefits Not Transferable: Benefits under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, hypothecation, pledge or encumbrance by, or attachment or garnishment by creditors of, the Participant or any Beneficiary and any attempt to do so shall be null and void. Benefits under this Plan shall not be subject to or liable for the debts, contracts, liabilities, engagements or torts of any Participant or Beneficiary, nor may the same be subject to attachment or seizure by any creditor of any Participant or Beneficiary under any circumstances.

6.4	Determination of Benefits: In the event of a Participant’s Termination (or death following Termination if, at the time of death, a portion of the Participant’s Account Balance remains unpaid), the Participant or applicable Beneficiary, as the case may be, shall notify the Company promptly of such event, and the Company shall then provide a claimant’s statement form for completion which must be returned to the Company together with an official death certificate, if applicable, before Plan benefits may be paid. Within ninety days after receipt of an application for benefits, the Company shall notify the applicant of its decision with respect to the payment of benefits under the Plan. If special circumstances require an extension of time, the Company shall notify the applicant of such circumstances within ninety days after receipt of the application, and the Company shall thereafter notify the applicant of its decision within 180 days after receipt of the application. If the application is denied in whole or in part, the Company’s notice of denial shall be in writing and shall state:
(a)	The specific reasons for denial with specific reference to pertinent Plan provisions upon which the denial was based;

(b)	A description of any additional materials or information necessary for the applicant to perfect his or her claim and an explanation of why the materials or information are necessary; and

(c)	An explanation of the Plan’s claim review procedure.
During the sixty-day period following an applicant’s receipt of a notice of denial of any application for benefits, the applicant or his duly authorized representative shall be given the opportunity to review pertinent documents and within such sixty (60) day period submit a written request to the Company for review of the denial.
An applicant submitting a request for review shall be allowed to submit questions and comments in writing to the Company. The Company shall afford an applicant who requests a hearing a full and fair review of the decision denying the application and may, in its sole discretion, hold a hearing to review any or all issues raised by the applicant, which hearing shall take place within thirty (30) days of the date of the applicant’s request. Within sixty (60) days after receipt of the request for review, the Company shall issue a written decision to the applicant. If special circumstances, such as the need to hold a hearing, require an extension of time, the Company shall issue a written decision no later than 120 days after receipt of the request for review. The Company’s decision shall include specific reasons for the decision, written in a manner calculated to be understood by the applicant, and contain specific references to pertinent Plan provisions upon which the decision is based.

6.5	No Trust: For tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), this Plan is intended to qualify as an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, and shall be interpreted accordingly.

No action by the Company or its Board of Directors under this Plan shall be construed as creating a trust, escrow or other secured or segregated fund or other fiduciary relationship of any kind in favor of any Participant or Beneficiary or any other persons otherwise entitled to benefits under the Plan. The status of the Participant and any Beneficiary with respect to any liabilities assumed by the Company hereunder shall be solely that of an unsecured creditor of the Company. The Plan constitutes a mere promise by the Company to make benefit payments in the future. Any insurance policy or any other asset acquired or held by the Company in connection with liabilities assumed by it hereunder, shall not be deemed to be held under any trust, escrow or other secured or segregated fund or other fiduciary relationship of any kind for the benefit of the Participant or Beneficiary or to be security for the performance of the obligations of the Company, but shall be and remain a general, unpledged, unrestricted asset of the Company at all times subject to the claims of general creditors of the Company. Notwithstanding the foregoing, the Company may transfer assets, including any insurance policies, to a grantor trust of the type known as a “Rabbi Trust” with the Company as grantor and owner of such trust.

6.6	Plan Administration: The Plan shall be administered by the Committee. The Committee shall have the exclusive authority and responsibility for all matters in connection with the operation and administration of the Plan. The Committee’s powers and duties shall include, but not be limited to, the following: (a) responsibility for the compilation and maintenance of all records necessary in connection with the Plan; (b) authorizing the payment of all benefits under and expenses of the Plan; (c) authority to engage such legal, accounting and other professional services as it may deem proper; (d) discretionary authority to interpret the Plan; and (e) discretionary authority to determine eligibility for benefits under the Plan and to resolve all issues of fact and law in connection with such determination. Decisions by the Committee shall be final and binding upon all parties.

The Committee, from time to time, may delegate to other persons or organizations any of its rights, powers and duties with respect to the operation and administration of the Plan. Any such allocation shall be reviewed from time to time by the Committee; shall, unless the Committee specifies otherwise, carry such discretionary authority as the Committee, possesses regarding the matter; and shall be terminable upon such notice as the Committee, in its sole discretion, deems reasonable and prudent under the circumstances.

The expense of administering the Plan shall be borne by the Company and shall not be charged against amounts payable hereunder.

6.7	Satisfaction of Claims: Any payment to a Participant or Beneficiary or the legal representative of either, in accordance with the terms of this Plan, shall to the extent thereof be in full satisfaction of all claims such person may have against the Company. The Company may require such payee, as a condition to such payment, to execute a receipt and release therefor in such form as shall be determined by the Company.

6.8	Governing Law: The Plan shall be construed, administered, and governed in all respects in accordance with the laws of the State of California to the extent not preempted by ERISA.

6.9	Gender and Number: Words used herein in the masculine, feminine or neuter gender shall be construed as though they were also used in another gender in all cases where they would so apply. Words used herein in the singular or plural form shall be construed as though they were also used in the other form in all cases where they would so apply.

6.10	Severability: In the event that a court of competent jurisdiction determines that any provision of the Plan is in violation of any statute or public policy, only those provisions of the Plan that violate such statute or public policy shall be stricken. All provisions of the Plan that do not violate any statute or public policy shall continue in full force and effect. Further, any court order striking any provision of the Plan shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the Company in establishing the Plan.

6.11	Taxation: If the Internal Revenue Service finds that Compensation intended to be deferred for Federal income tax purposes pursuant to the Plan is immediately taxable to a Participant for Federal income tax purposes, the Company may, but shall not be required to, amend the Plan to comply with the Internal Revenue Service requirements necessary to achieve the desired Federal income tax benefits relating to the Plan. Notwithstanding the foregoing, each Participant or Beneficiary, as applicable, shall be liable for any tax that may be imposed by the Internal

Revenue Service or any other taxing entity with respect to any payments or other benefits provided to or on behalf of such Participant or Beneficiary pursuant to the Plan (including, without limitation, any and all withholding taxes), irrespective of whether such tax consequences were intended pursuant to the Plan. In the event amounts of Compensation otherwise intended to be deferred under the Plan result in immediate taxation to the Participant for Federal income tax purposes, and the Plan is not amended to achieve the intended deferral, then the Participant shall be entitled to an immediate distribution of that portion of the value of his or her Deferred Compensation Account subject to such taxation.

6.12	Indemnification: The Company agrees to and shall indemnify and hold harmless each Indemnified Person (as hereinafter defined) from and against all claims, losses, damages, causes of action, suits, and liability of every kind, including all expenses of litigation, court costs and reasonable attorney’s fees, incurred in connection with the Plan. “Indemnified Person” shall mean each director, officer and employee of the Company acting as a fiduciary of the Plan. Such indemnity shall apply regardless of whether the claims, losses, damages, causes of action, suits or liabilities arise in whole or in part from the negligence or fault on the part of the Indemnified Person, except to the extent there has been a final adjudication by a court or other tribunal of competent jurisdiction that the claim or liability is the result of gross negligence or willful misconduct of the Indemnified Person.

6.13	Coordination with Other Benefit Plans: Deferrals by the Participant shall be given effect under the Company’s other benefits plans and/or whenever the Company is required to verify the employment of a Participant, as follows:
(a)	Deferrals shall be considered for purposes of determining the Participant’s total income when verifying a Participant’s employment for credit grantors, credit reporting agencies, in response to legal process and/or to other authorized persons or entities.

(b)	Where permitted by the terms of the applicable plan, and subject to applicable law, amounts deferred under the Plan shall be taken into account for purposes of determining amounts to be paid to the Participant under any insurance or salary continuation or replacement plan maintained by the Company.

(c)	Except where specifically excluded by the terms of such plans or agreements, deferrals of base salary and other amounts under the Plan shall be taken into account by the Company when determining a

Participant’s compensation in connection with determining eligibility and amounts payable under any bonus, incentive or severance pay plans or agreements maintained by the Company.

(e)	Amounts deferred under the Plan shall not be treated as compensation for purposes of determining the amount of a Participant’s deferrals under any qualified pension plan of the Company.
ACKNOWLEDGED:
OAKLEY, INC.

By:	/s/ Link Newcomb
Its:	Chief Operating Officer

2/10/97

Date

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